EXHIBIT 99.1

ACME Communications Announces Second Quarter 2005 Results

SANTA ANA, Calif., Aug. 8, 2005 (PRIMEZONE) -- ACME Communications, Inc. (Nasdaq:ACME), the nation's fourth largest affiliate group of the WB Television Network, today announced financial results for the second quarter of 2005.

ACME's net revenues for the second quarter were $12.3 million, up 1% from $12.2 million in net revenues for the second quarter of 2004. A 2% decline in station revenues was offset by a 300% increase in net revenues at The Daily Buzz, the Company's weekday morning news venture. The increase in The Daily Buzz revenues for the quarter was largely offset by increases in its production costs and third-party news costs associated with the increased station licensing activity. Broadcast cash flow for the quarter was $638,000 compared to broadcast cash flow of $1.1 million for the second quarter of 2004. EBITDA (as defined in Supplemental Table 1) was negative $161,000 compared to EBITDA of $203,000 in the second quarter of 2004. Results for the quarter also included a $1.2 million gain on the sale of the Company's Flint, Michigan construction permit in April. The Company's net loss for the second quarter of 2005 was $1.8 million compared to a $2.8 million net loss in the second quarter of 2004.

For the six month period ended June 30, 2005, net revenues increased 2% to $23.6 million compared to $23.2 million for the six months ended June 30, 2004. The revenue increase was driven by a 406% increase in net revenues at The Daily Buzz, offset by a 1% decrease in net revenues at our station group. Broadcast cash flow was $257,000 compared to $1.4 million in broadcast cash flow in the first six months of 2004, and EBITDA was negative $1.4 million compared to negative $432,000 for the six month 2004 period.

The decline in broadcast cash flow results for both the second quarter and six months ended June 30, 2005 compared to year earlier periods reflects flat station revenues due to ratings declines at several of our stations and a weaker than expected national advertising marketplace, against 1-3% increases in the station group's cash operating expenses.

Jamie Kellner, ACME's Chairman and CEO, commented, "Our stations continue to face a challenging national advertising environment and soft ratings at the WB Network. We are pleased with the strong growth of The Daily Buzz during the second quarter, and continue to pursue increased distribution for the program. We are also cautiously optimistic that the WB Network will rebound with the launch of its new programming lineup in the Fall. In the meantime, we remain committed to exploring all strategic options that are available to the Company, as illustrated by our agreement to divest KUWB-TV in Salt Lake City, which was announced separately today. The transaction provides the Company with added financial flexibility, and is in-line with our plan to monetize underperforming assets within our station portfolio."

Liquidity and Debt

Unrestricted cash on hand as of June 30, 2005 was $1.1 million. The Company's total debt as of June 30, 2005, including obligations for capital leases, was $49.5 million compared to $45.5 million at December 31, 2004. As of June 30, 2005, the Company had approximately $22.5 million remaining availability under its senior credit facility and was in compliance with all of the covenants contained in both its senior revolving and second-lien credit facilities. Due to lower than expected revenues, the Company will not meet its EBITDA covenants contained in these credit facilities beginning with the third quarter of 2005. The Company expects to renegotiate its covenants with its lenders before the end of the third quarter.

Use of Broadcast Cash Flow, EBITDA and Same Station Results

GAAP refers to generally accepted accounting principles in the United States. Broadcast cash flow and EBITDA are non-GAAP measures. Broadcast cash flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets. EBITDA is used as a performance measure and to measure a company's ability to service debt, as evidenced by the fact that our senior credit facility contains certain financial covenants relating to the Company's EBITDA.

Broadcast cash flow and EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company considers operating loss to be the most comparable GAAP measure to broadcast cash flow and to EBITDA; therefore, the Company has included a reconciliation of broadcast cash flow and EBITDA to operating loss in Supplemental Table 1. Because broadcast cash flow and EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the broadcast cash flow and EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Third Quarter 2005 Outlook

Based on current third quarter pacings, and including the results of KUWB-TV, the Company currently expects its third quarter 2005 net revenue to be (flat to down 2%) compared to third quarter 2004 net revenues of $11.3 million. We expect cash-based station expenses to increase approximately 3-5%, resulting in broadcast cash flow of zero to negative $200,000 compared to broadcast cash flow of $445,000 for the third quarter of 2004.

Second Quarter Conference Call

Senior management of ACME will hold a conference call to discuss its second quarter results on Monday, August 8, 2005, at 4:30 p.m. EDT. To access the conference call, please dial 973-935-2403. A replay of the conference call will be available through Monday, August 22, 2005 by dialing (877) 519-4471 (U.S.), or (973) 341-3080 (International), reservation code 6215874. In addition, the Company will provide a live webcast of the conference call on the Company's website, located at www.acmecommunications.com. The webcast will also be archived on the Company's website for one week.

About ACME Communications

ACME Communications, Inc. owns and operates nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. The Company's stations are: KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WTVK-TV, Ft. Myers-Naples, FL; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words "will", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including (but not limited to) the ratings growth or decline of our programming, including The WB Network, the impact of changes in national and regional economies, including advertising demand, pricing fluctuations in local and national advertising, volatility in programming costs, the inability to secure Federal Communications Commission approval for our Lexington construction permit, the possibility that we will not meet the financial covenants of our credit agreements and the other risk factors set forth in the Company's Form S-1 Registration Statement filed with the Securities and Exchange Commission (the "SEC") on September 29, 1999, pursuant to the Securities Act of 1933 and in the Company's 2004 Form 10-K filed with the SEC on March 16, 2005. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                  ACME Communications, Inc. and Subsidiaries
                    Consolidated Statements of Operations
                                (Unaudited)

                    (In thousands, except per share data)

                            Three Months Ended      Six Months Ended
                                  June 30,              June 30,
                            -------------------   -------------------
                              2005       2004       2005       2004
                            --------   --------   --------   --------

 Net revenues               $ 12,310   $ 12,217   $ 23,648   $ 23,228
                            --------   --------   --------   --------
 Operating expenses:
   Cost of service:
     Programming,
       including program
       amortization            5,166      4,943     10,366      9,578
     Other costs of
       service (excluding
       depreciation and
       amortization of
       $1,367 and $1,284
       for the three
       months ended June
       30, 2005 and 2004,
       respectively, and
       $2,741 and $2,573
       for the six months
       ended June 30,
       2005 and 2004,
       respectively)           2,111      2,019      3,968      3,752
   Selling, general and
     administrative
     expenses                  4,332      4,661      8,986      9,363
   Depreciation and
     amortization              1,377      1,297      2,762      2,599
   Corporate expenses            799        946      1,632      1,819
                            --------   --------   --------   --------
      Operating expenses      13,785     13,866     27,714     27,111
                            --------   --------   --------   --------

      Operating loss          (1,475)    (1,649)    (4,066)    (3,883)

 Other income (expenses):
   Interest income                 1          3          3          5
   Interest expense           (1,362)      (836)    (2,612)    (1,559)
   Gain on sale of
     construction permit       1,202         --      1,202         --
   Other, net                    (54)       (34)       (85)       (55)
                            --------   --------   --------   --------
 Loss before income taxes
   and minority interest      (1,688)    (2,516)    (5,558)    (5,492)
 Income tax expense             (266)      (493)    (1,156)    (1,108)
                            --------   --------   --------   --------
 Loss before minority
   interest                   (1,954)    (3,009)    (6,714)    (6,600)
 Minority interest               130        218        312        457
                            --------   --------   --------   --------

      Net loss              $ (1,824)  $ (2,791)  $ (6,402)  $ (6,143)
                            ========   ========   ========   ========

      Net loss per share,
        basic and diluted   $  (0.11)  $  (0.17)  $  (0.40)  $  (0.37)
                            ========   ========   ========   ========

 Weighted average basic
   and diluted common
   shares outstanding         16,047     16,739     16,047     16,754
                            ========   ========   ========   ========

           See the notes to the consolidated financial statements.

   Supplemental Table 1
   --------------------

             ACME Communications Inc. and Subsidiaries

       Reconciliation of Operating Loss to Broadcast Cash Flow
                       and EBITDA (Unaudited)

                         (In Thousands)

                           Three Months Ended     Six Months Ended
                                June 30,              June 30,
                           ------------------    ------------------
                             2005       2004       2005       2004
                           -------    -------    -------    -------
 Operating loss            $(1,475)   $(1,649)   $(4,066)   $(3,883)

 Add:
   Amortization of
     unearned
     compensation at
     stations                   --          9         --         20
   Depreciation and
     amortization            1,377      1,297      2,762      2,599
   Amortization of
     program rights          2,965      2,991      5,989      5,752
   Corporate expenses          799        946      1,632      1,819
   Minority interest
     from co-production        130        218        312        457
   Adjusted program
     payments (a)           (3,158)    (2,666)    (6,372)    (5,380)
                           -------    -------    -------    -------
     Broadcast cash flow       638      1,146        257      1,384
 Less:
   Corporate expenses          799        946      1,632      1,819
   Amortization of
     unearned
     compensation at
     corporate                  --         (3)        --         (3)
                           -------    -------    -------    -------
     EBITDA                $  (161)   $   203    $(1,375)   $  (432)
                           =======    =======    =======    =======

 Broadcast cash flow
   margin (a)                  5.2%       9.4%       1.1%       6.0%
 EBITDA margin (a)            -1.3%       1.7%      -5.8%      -1.9%
                           =======    =======    =======    =======

 (a) We define:

  -- broadcast cash flow as operating income, plus equity-based compensation, depreciation and amortization (including
     impairment of intangibles), LMA fees, amortization of program rights, impairment of broadcast licenses and corporate expenses, less program payments -- the latter as adjusted to reflect reductions for liabilities relating to expired rights or rights which have been written-off in connection with acquisitions;

 --  EBITDA as broadcast cash flow less corporate expenses;

 --  broadcast cash flow margin is broadcast cash flow as a
     percentage of net revenues; and

 --  EBITDA margin is EBITDA as a percentage of net revenues.

CONTACTS:  ACME Communications, Inc.
           Tom Allen
           (714) 245-9499

           Brainerd Communicators, Inc.
           Chris Plunkett or Todd St. Onge
           (212) 986-6667